Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:

FOR IMMEDIATE RELEASE	Investor Relations Sharon Latham 402-548-4207
GOVERNMENT PROPERTIES TRUST ANNOUNCES FOURTH-QUARTER AND YEAR-END 2005 FINANCIAL RESULTS
OMAHA, Neb.—March 1, 2006—Government Properties Trust, Inc. (NYSE: GPT), a self-managed, self-administered real estate investment trust, today announced results for the fourth quarter and year ended December 31, 2005.
2005 Accomplishments:
•	Completed $232.0 million in acquisitions – a 146% increase in real estate assets over 2004;
•	Increased the number of properties in the portfolio by 58% to 19 properties and by 0.9 million square feet;
•	Funds from operations (FFO) per share improved to $0.36 From a loss of ($0.02);* and
•	Loss per share improved to ($0.12) from ($0.14).
Significant Fourth-Quarter Events:
•	Completed the acquisition of a 200,000-square-foot building occupied by the U.S. Army Corps of Engineers for $26.4 million;
•	Closed on a $50 million secured revolving corporate credit facility; and
•	Declared fourth-quarter dividend of $0.15 per share which was paid in January 2006.
2006 Financial Outlook:
•	FFO per share for 2006 is forecasted to be approximately $0.55 to $0.60;*
•	AFFO per share for 2006 is forecasted to be approximately $0.40 to $0.45;*
•	EPS for 2006 is forecasted to be approximately ($0.13) to ($0.18);
•	AFFO per share for fourth quarter of 2006 is forecasted to be approximately $0.13 to $0.15;* and
•	EPS for the fourth quarter is forecasted to be approximately ($0.03) to ($0.05).

Year End 2005 Financial Results:
Funds from operations (FFO) for the year ended December 31, 2005 increased to $7.4 million, or $0.36 per diluted share, compared to a loss of ($0.4) million or ($0.02) per diluted share for the year ended December 31, 2004.* Net loss for the year ended December 31, 2005 was ($2.4) million, or ($0.12) per diluted share compared to a net loss of ($2.7) million, or ($0.14) per diluted share, for the prior year.
Revenue for the year ended December 31, 2005 increased approximately 200% to $28.2 million compared with $9.5 million for year ended 2004. The improvement in revenue was driven by the acquisition of seven properties consisting of an additional 929,555 rentable square feet.
Thomas D. Peschio, Government Properties Trust’s President and Chief Executive Officer, commented, “We have made significant progress toward our goal of reaching a critical mass of leased assets. We have maintained our diligent underwriting discipline, adding accretive assets at levels in line with our strong historical rates of return on invested capital. In 2006 and beyond, we expect that this discipline will result in meaningful contributions to our cash flow and create long-term value for our shareholders.”
Fourth-Quarter 2005 Financial Results:
For the fourth quarter of 2005, FFO improved to $2.4 million, or $0.12 per diluted share, from $1.4 million, or $0.07 per diluted share for the same period in the prior year.* The Company had a net loss of ($0.9) million, or ($0.04) per diluted share for the fourth quarter of 2005, compared to net income of $0.5 million, or $0.03 per diluted share in the prior year.
Total fourth quarter revenue increased to $9.2 million from $4.2 million in the prior year driven by growth in our property portfolio.
Portfolio Overview:
At December 31, 2005, our portfolio consisted of 19 properties totaling approximately 1.5 million rentable square feet with an aggregate contract purchase price of $367 million. The properties were 96 percent occupied and had a weighted average remaining lease term of approximately 10.4 years. Our top-five tenants on a percentage of total leased square feet basis were Bureau of Public Debt at 13%, U.S. Army Corps of Engineers at 12%, Social Security Administration at 11%, Internal Revenue Service at 7% and Food and Drug Administration at 7%.
Subsequent Events to December 31, 2005:
In February, the Company completed the acquisition of the 117,168-square-foot Riverside County office complex in Riverside, Calif., for a contract purchase price of $18.2 million.

Capital Structure:
At December 31, 2005, we had $242.5 million of long-term debt outstanding, which included $17.5 million drawn under our $50.0 million line of credit. Our fixed rate mortgage debt had a weighted average interest rate of 5.8% and a weighted average life of 11.7 years. Our total debt represented 62% of the historical cost of our assets and represented 58% of our total market capitalization at the end of 2005. Our leverage ratio was 62% at December 31, 2005. Fixed rate debt, including variable rate debt hedged by interest rate swaps, amounted to approximately 100% of our total debt. At December 31, 2005, we had 20.7 million shares of common stock outstanding.
Dividend:
For the fourth quarter of 2005, we paid a quarterly cash dividend of $0.15 per common share. We paid total cash dividends to the holders of our common stock of $0.60 per share for the full year 2005.
2006 Financial Outlook:
The Company is introducing 2006 FFO per share and earnings per share guidance. This guidance is based solely on the properties we own as of the date of this press release, which includes the recent Riverside County acquisition and completion of the previously announced Parkersburg, W.V. expansion. We anticipate FFO per diluted share for 2006 to be in the range of $0.55 to $0.60 and a loss per share to range from ($0.13) to ($0.18).
We anticipate adjusted funds from operations (AFFO) per diluted share for the full year 2006 to be in the range of $0.40 to $0.45.* Approximately two-thirds of the AFFO will be earned in the last half of the year. The progression of our AFFO is due to the expiration of rent concessions on two of our properties at the end of the second quarter of 2006 and the beginning of cash rents in the third quarter of 2006. We anticipate fourth quarter 2006 AFFO to be approximately $0.13 to $0.15 per share.* We define AFFO as FFO after adjusting for the effect of straight-lined rents, adding back amortization of deferred financing fees and restricted share compensation expense, deducting mortgage principal amortization payments, and deducting for a capex allowance. Capex is generally estimated at $0.25 per square foot.
This guidance is provided for informational purposes and is subject to change. The foregoing estimates reflect management’s current view of our current property portfolio including the Riverside County property acquired in February 2006 and the completion of the previously announced Parkersburg, W.V. expansion anticipated in the second quarter of 2006. The estimates do not include possible future acquisitions. Our actual results could differ materially from the estimates set forth above.

Fourth-Quarter and Year End 2005 Conference Call and Webcast:
Thomas D. Peschio, CRE, President and Chief Executive Officer, and Nancy D. Olson, Vice President and Chief Financial Officer, will host a conference call to discuss the results on Wednesday, March 1, 2006, at 5:00 p.m. Eastern Standard Time.
To participate in the conference call, please dial 877-407-0778 or 1-201-689-8565 for international callers. The conference call will also be simulcast live on the Internet, and can be accessed by logging onto www.investorcalendar.com or the Company’s website at www.gptrust.com. If you are unable to participate on the call, a replay will be available through March 8 at 12:00 midnight Eastern Time by dialing 877-660-6853 or 201-612-7415 for international callers, Account #: 286 and Conference ID #: 192586, and for 30 days on www.gptrust.com
* At the end of this release is a reconciliation of FFO to net income (loss), the most directly comparable Generally Accepted Accounting Principles (GAAP) measure.
Supplemental Quarterly Financial and Operating Data:
Government Properties Trust publishes supplemental quarterly financial and operating data that can be found under the Investor Relations section of the Company’s Web site at www.gptrust.com.
About Government Properties Trust, Inc.:
Government Properties Trust, Inc. invests primarily in single tenant properties under long-term leases to the U.S. government. Government Properties Trust, Inc. is a self-managed, self-administered real estate investment trust, or REIT. The company is located at 13625 California Street, Suite 310, Omaha, NE 68154.
Legal Notices:
Forward-looking information
This press release contains forward-looking statements, including those set forth under the headings “Summary 2006 Financial Outlook” and “2006 Financial Outlook.” These and other forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.
The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including: the pace of our property acquisitions to date has resulted in cash flow that is insufficient to cover dividends at their current level; the closings of our property acquisitions are subject to conditions that may prevent us from acquiring such properties; our use of debt financing could decrease our cash flow and expose us to risk of default under our debt documents; our ability to obtain debt financing could be impaired or delayed due to underwriting restrictions applicable to the type of properties we acquire; because our principal tenant is the U.S. government, our properties may have a higher risk of terrorist attack than similar properties leased to non-governmental tenants; we depend on the U.S. government for most of our revenues, which means that any failure by the U.S. government to perform its obligations or renew its leases upon expiration may harm our cash flow and ability to pay dividends; an increase in the operating costs of our government-leased properties would harm our cash flow and ability to pay dividends; as well as the other risks discussed from time to time in our SEC filings.
All forward-looking statements included in this press release are based on information available to us on the date hereof. We assume no obligation to update any forward-looking statements.
Non-GAAP Financial Information
This press release contains non-GAAP financial information, including FFO and AFFO. This press release also contains the most directly comparable GAAP information and a GAAP to non-GAAP reconciliation.
We believe FFO and AFFO are useful to investors as an indicator of our ability to service debt and pay cash distributions.
FFO and AFFO, as calculated by us, may not be comparable to FFO and AFFO reported by other companies that do not define these terms exactly as we define them. FFO and AFFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.
For additional information, please visit the Government Properties Trust, Inc. web site at
www.gptrust.com.
Financial Tables and Non-GAAP to GAAP Reconciliations Follow:

GOVERNMENT PROPERTIES TRUST, INC.
CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,
	2005	2004
ASSETS
Real estate at cost:
Land	$32,800,037	$13,713,237
Buildings and improvements	280,860,609	117,069,518
Tenant origination costs	60,404,925	26,628,718
Real estate under development	16,576,562	1,180,523
Furniture and equipment	456,483	185,818

	391,098,616	158,777,814
Accumulated depreciation	(13,294,727)	(3,407,147)

	377,803,889	155,370,667
Cash and cash equivalents	4,857,381	93,814,813
Restricted cash escrows	16,887,198	2,103,338
Tenant receivables	6,872,748	1,501,850
Notes receivable from tenant	602,578	665,216
Deferred costs, net	4,019,571	937,156
Real estate deposits	450,000	685,993
Other assets	1,583,785	1,241,554

Total assets	$413,077,150	$256,320,587

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$8,420,578	$3,226,655
Dividends payable	3,109,500	3,104,340
Lines of credit	17,500,000	—
Mortgage notes payable	225,032,958	77,584,897

Total liabilities	254,063,036	83,915,892
Stockholders’ equity:
Common stock ($0.01 par value; 50,000,000 shares authorized, 20,721,612 and 20,695,567 shares issued and outstanding at December 31, 2005 and 2004, respectively)	205,879	205,223
Additional paid-in capital	189,122,870	188,259,230
Accumulated deficit	(30,916,124)	(16,059,758)
Accumulated other comprehensive income	601,489	—

Total stockholders’ equity	159,014,114	172,404,695

Total liabilities and stockholders’ equity	$413,077,150	$256,320,587

GOVERNMENT PROPERTIES TRUST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	(UNAUDITED)
	THREE MONTHS ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2005	2004	2005	2004
Revenue
Rental income	$8,589,810	$4,031,516	$26,876,727	$9,091,592
Tenant reimbursements and other	569,569	160,876	1,323,617	366,727

Total revenue	9,159,379	4,192,392	28,200,344	9,458,319
Expenses
Property operations	1,561,824	723,268	4,883,451	1,849,838
Real estate taxes	790,191	386,506	2,712,050	964,934
Depreciation and amortization	3,276,542	1,212,756	9,887,580	2,649,747
General and administrative	1,315,309	994,204	4,959,908	4,020,414

Total expenses	6,943,866	3,316,734	22,442,989	9,484,933

Operating income (loss)	2,215,513	875,658	5,757,355	(26,614)
Other income (expense)
Interest income	173,111	481,508	1,521,348	1,719,925
Interest expense	(3,118,898)	(1,054,698)	(9,344,890)	(2,481,219)
Expense from issuance and exercise of warrant	—	—	—	(2,097,900)
Amortization of deferred financing fees	(121,004)	(101,510)	(355,926)	(271,595)

(Loss) income from continuing operations	(851,278)	200,958	(2,422,113)	(3,157,403)

Discontinued operations:
Gain from disposal of property	—	313,857	—	313,857
Income from operations of disposed property	—	11,491	—	100,015

Income from discontinued operations	—	325,348	—	413,872

Net (loss) income	$(851,278)	$526,306	$(2,422,113)	$(2,743,531)

Earnings per share (basic and diluted):
Loss from continuing operations	$(0.04)	$0.01	$(0.12)	$(0.16)
Income from discontinued operations	—	0.02	—	0.02

Net (loss) income	$(0.04)	$0.03	$(0.12)	$(0.14)

Distributions declared per share	$0.15	$0.15	$0.60	$0.60

Weighted average shares outstanding (basic and diluted)	20,583,684	20,693,202	20,568,819	19,071,652

Net (loss) income	$(851,278)	$526,306	$(2,422,113)	$(2,743,531)
Other Comprehensive Income
Unrealized derivative gain on forward-starting interest rate swaps	407,085	—	601,489	—

Comprehensive (loss) income	$(444,193)	$526,306	$(1,820,624)	$(2,743,531)

GOVERNMENT PROPERTIES TRUST, INC
FUNDS FROM OPERATIONS RECONCILIATION

	THREE MONTHS
	ENDED		YEAR ENDED
	DECEMBER 31,		DECEMBER 31,
	2005	2004	2005	2004
Net loss	$(851,278)	$526,306	$(2,422,113)	$(2,743,531)
Adjustments to reconcile to funds from operations:
Gain from disposal of property	—	(313,857)	—	(313,857)
Real estate depreciation and amortization (a)	3,259,823	1,205,464	9,845,758	2,626,193

Funds from operations	$2,408,545	$1,417,913	$7,423,645	$(431,195)

Funds from operations per common share	$0.12	$0.07	$0.36	$(0.02)

Weighted average common shares outstanding	20,721,612	20,693,202	20,721,676	19,071,652

(a)	Excludes depreciation of non-real estate assets of $16,719 and $7,292 for the three months ended December 31, 2005 and 2004, respectively; and $41,822 and $23,554 for the year ended December 31, 2005 and 2004, respectively.